Exhibit 99.1

AMAG Pharmaceuticals, Inc. Reports Financial Results

for the Third Quarter Ended September 30, 2009

LEXINGTON, MA, October 29, 2009 — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the third quarter and nine months ended September 30, 2009.

Business Highlights

•                  The Company commenced the U.S. commercial launch of Feraheme™ (ferumoxytol) Injection on July 13, 2009, within two weeks of receipt of FDA approval. The Company reported $3.0 million of total revenues for the third quarter of 2009, of which $2.9 million was related to the sale of Feraheme. An additional $11.5 million was recorded as deferred revenue as of September 30, 2009. This deferred revenue was primarily associated with a launch incentive program implemented to advance the adoption of Feraheme by dialysis organizations.

•                  More than 500 customers have purchased Feraheme; collectively, these customers used 140,000 grams of all forms of IV iron over the past 52 weeks(1).

•                  Approximately 65 percent of Feraheme provider demand in the third quarter was outside of the dialysis setting. The Company views non-dialysis chronic kidney disease as a significant market opportunity for a safe and effective IV iron with the dosing profile of Feraheme.

“During the third quarter, years of hard work by AMAG employees culminated in the launch of Feraheme, which completed the transformation of AMAG into a commercial biopharmaceutical company,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “We are now focused on making Feraheme a commercial success in the chronic kidney disease market in the United States and unlocking the value of this asset for iron deficiency anemia patients, with or without chronic kidney disease, around the world.”

As of September 30, 2009, the Company’s cash, cash equivalents, investments and settlement rights associated with certain auction rate securities totaled $151.8 million.  Total revenues for the quarter ended September 30, 2009 were $3.0 million as compared to total revenues of $0.3 million for the same period in 2008.  Total revenues for the nine month period ended September 30, 2009 were $4.0 million as compared to $1.4 million for the same period in 2008.

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100 Hayden Avenue, Lexington, MA 02421

(617) 498-3300

Total operating costs and expenses for the quarter ended September 30, 2009 were $25.6 million as compared to $24.8 million for the same period in 2008.  Total operating costs and expenses for the nine month period ended September 30, 2009 were $81.9 million as compared to $57.8 million for the same period in 2008.  The increase in operating costs and expenses over the comparable nine month periods was primarily due to increased selling, general and administrative expenses associated with the commercialization of Feraheme.

The Company reported a net loss of $22.1 million, or a loss of $1.29 per basic and diluted share, for the quarter ended September 30, 2009, as compared to a net loss of $23.6 million, or a loss of $1.39 per basic and diluted share, for the same period in 2008.  Net loss for the nine months ended September 30, 2009 was $74.9 million, or a loss of $4.39 per basic and diluted share, as compared to a net loss of $49.9 million, or a loss of $2.94 per basic and diluted share for the same period in 2008.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 8:30 a.m. ET to discuss the Company’s financial results and condition, business highlights, commercial plans and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 10:00 a.m. ET on October 29, 2009 through midnight November 2, 2009.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 36056615.

The call will be webcast with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 10:00 a.m. ET on October 29, 2009 through midnight November 12, 2009.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  AMAG recently received approval from the U.S. Food and Drug Administration to market Feraheme for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

Feraheme™ is a trademark of AMAG Pharmaceuticals, Inc.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding the significance of the pre-dialysis market opportunity for Feraheme, are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) uncertainties regarding our

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ability to manufacture Feraheme, (2) the fact that we have limited experience commercializing a pharmaceutical product on our own, (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market, (4) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for Feraheme, (5) uncertainties relating to our patents and proprietary rights, and (6) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

(1) IMS Health DDD derived annual grams for the 12 month period ending September 2009.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Total revenues	$3,021	$260	$4,032	$1,358
Operating costs and expenses (1):
Cost of product sales	128	3	189	78
Research and development expenses	6,109	10,269	27,295	22,153
Selling, general and administrative expenses	19,351	14,543	54,369	35,539
Total operating costs and expenses	25,588	24,815	81,853	57,770
Operating Loss	(22,567)	(24,555)	(77,821)	(56,412)
Interest and dividend income, net	503	2,021	2,542	7,486
Other income (expense)	2	(1,321)	161	(1,237)
Net loss before income taxes	(22,062)	(23,855)	(75,118)	(50,163)
Income tax benefit	—	278	179	278

Net loss	$(22,062)	$(23,577)	$(74,939)	$(49,885)

Net loss per share - basic and diluted:	$(1.29)	$(1.39)	$(4.39)	$(2.94)
Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	17,117	17,001	17,059	16,989

(1) Stock-based compensation included in operating costs and expenses:
Research and development	1,162	1,049	3,498	2,641
Selling, general and administrative	2,845	2,826	8,134	7,122

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AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30, 2009	December 31, 2008
Cash and cash equivalents	$62,302	$64,182
Short-term investments and settlement rights	39,840	94,914
Accounts receivable	16,454	408
Inventories	5,532	96
Other current assets	4,035	4,710
Total current assets	128,163	164,310
Net property, plant & equipment	11,231	11,223
Long-term investments and settlement rights	49,701	55,901
Other assets	460	521
Total assets	$189,555	$231,955

Accounts payable	$1,960	$2,305
Accrued expenses and other short term liabilities	15,871	11,571
Deferred revenues - short term	11,450	516
Total current liabilities	29,281	14,392
Long term liabilities	4,141	4,149
Total stockholders’ equity	156,133	213,414

Total liabilities and stockholders’ equity	$189,555	$231,955

AMAG Pharmaceuticals Contacts:

Amy Sullivan, 617-498-3303

Kristen Galfetti, 617-498-3362

Carol Miceli, 617-498-3361

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